Exhibit 10.6
FOX FACTORY HOLDING CORP.
RETIREMENT AND TRANSITION AGREEMENT
(Michael C. Dennison)
THIS RETIREMENT AND TRANSITION AGREEMENT (the “Agreement”) is entered into by and between Fox Factory Holding Corp., a Delaware corporation (the “Company”), and Michael C. Dennison, an individual (“Employee”). The Company and Employee may be referred to individually as a “Party” or collectively as the “Parties.”
WHEREAS, Employee is employed by the Company as its Chief Executive Officer pursuant to that certain Amended and Restated Employment Agreement, dated as of August 5, 2020 (the “Employment Agreement”);
WHEREAS, Employee desires to retire from employment with the Company effective as of August 15, 2027 (the “Retirement Date”); and
WHEREAS, to facilitate an orderly transition and ensure continuity of operations, the Parties agree that it is in the Company’s best interest for Employee to remain available to provide services to the Company on the terms and conditions set forth herein.
Accordingly, the Parties agree as follows:
1.Ending Date of Chief Executive Officer Position and Resignation from Other Officer Positions. Employee will continue in his role as Chief Executive Officer until October 15, 2026. Effective on the same date, Employee will assume the transitional role outlined in Section 2 of this Agreement, and he will resign from every director, officer, committee, fiduciary, and other position held with the Company or any affiliate or Subsidiary (as defined herein). Employee will execute any additional documents reasonably requested to evidence those resignations.
2.Transition Assistance.
(a)From October 15, 2026 to and including the Retirement Date (the “Transition Period”), Employee shall serve as a non-executive employee of the Company in the position of Advisor. Employee’s duties shall be limited to providing transitional support and institutional knowledge as may be requested by the Company’s Board of Directors (the “Board”) from time to time to ensure the continuity of Company operations. Employee shall perform services only at the direction of, and on matters identified by, the Board, and he shall not be required to undertake day-to-day management responsibilities or maintain regular business hours.
(b)The Parties acknowledge that the Advisor position is intended to be limited and episodic in nature. Employee’s services shall not exceed an average of twenty (20) hours per month during the Transition Period. Employee’s employment relationship with the Company will cease on the Retirement Date.
(c)Employee represents and warrants that Employee does not now, and will not during his employment under this Agreement, have any financial interest in any competitor, supplier, or customer of the Company or its Subsidiaries; provided that passive ownership (i.e., Employee does not directly or indirectly participate in the business or management of the applicable entity) of less than 5% of the stock of a publicly held corporation whose stock is traded on a national securities exchange shall not be deemed to be a financial interest in a competitor, supplier, or customer of the Company or its Subsidiaries.
(d)For purposes of this Agreement, “Subsidiary” shall mean any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, now or hereafter, owned directly or indirectly by the Company.
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3.    Compensation and Benefits.
(a)Base Salary. For his services during the Transition Period, Employee shall be paid at a rate of $240,000 per annum (“Base Salary”), less authorized withholdings and deductions, to be paid in accordance with the Company’s customary payroll practices.
(b)AIP Participation. Employee shall be eligible to participate in the Company’s Annual Incentive Plan (“AIP”) for fiscal year 2026. Any AIP award payable to Employee for fiscal year 2026 shall be calculated based on actual performance results and shall be prorated to reflect Employee’s service through his final day as Chief Executive Officer. Neither the Board nor any Committee thereof will apply negative discretion to Employee’s 2026 AIP bonus opportunity, if earned. Employee shall not be eligible to participate in the AIP during the Transition Period, and he shall not earn any incentive compensation under the AIP in connection with his position as Advisor.
(c)Employee Benefits. For the entirety of the Transition Period, Employee shall be included, to the extent eligible under the terms and conditions, as such terms and conditions may be established or changed from time to time by the Board in its sole discretion, in any and all of the Company plans providing benefits for its employees. This includes Employee’s continued participation in the Company’s health insurance plan. Following the Retirement Date, Employee shall be eligible to elect COBRA continuation coverage. If he does so, the Company will subsidize, in full, Employee’s monthly COBRA coverage, directly to the Company’s COBRA administrator on behalf of the Employee, for not more than the level of coverage that the Employee currently enjoys, until the earlier of (a) December 31, 2027, or (b) Employee becomes eligible for employer-sponsored group health plan at a subsequent employer. Employee must notify the Company within five (5) business days upon becoming eligible for an employer-sponsored group health plan at a subsequent employer, if eligibility occurs prior to December 31, 2027. Except as otherwise provided herein, nothing contained herein shall obligate the Company to adopt or maintain any benefit plan and nothing herein shall restrict the Company’s right in its sole discretion to adopt, modify or otherwise alter, in whole or in part, any and/or all of its benefit plans.
(d)Equity Awards. Provided Employee timely executes this Agreement, does not revoke the First Release, and this Agreement is not terminated prior to the Retirement Date pursuant to its terms, Employee shall receive full vesting service credit through the Retirement Date with respect to all outstanding equity awards. Accordingly, Employee’s outstanding equity awards shall vest during the Transition Period, subject in all respects to the terms of the applicable equity plan and award agreements. For purposes of clarity, Employee’s separation on the Retirement Date constitutes a “Qualified Retirement” under the Company’s revised age 55/10 years of service definition.
(e)Company Vehicle. Employee will be entitled to retain his Company-owned vehicle, the Ford Raptor R (the “Retained Vehicle”). The Company will, as promptly as practical after the Effective Date of this Agreement, transfer the title and registration for the Retained Vehicle to Employee. Employee will be responsible for all taxes, fees, and expenses related to the transfer of ownership of the Retained Vehicle to Employee. Employee acknowledges and agrees that, from and after such transfer to Employee, Employee shall be solely responsible for all ongoing taxes and insurance related to the Retained Vehicle, and Employee shall be solely responsible for any and all liabilities relating to Employee’s ownership or use of the Retained Vehicle. Employee further acknowledges that retention of the Retained Vehicle will be additional compensation to Employee, and Employee shall be solely responsible for all income and other taxes (including employment taxes) related to Employee’s retention of the Retained Vehicle.
(f)Discretionary Paid Time Off. Employee shall be entitled to participate in the Company’s Discretionary Paid Time Off Policy. Employee may take paid time off each fiscal year in accordance with the policies of the Company in effect for its employees from time to time.
4.    Release of Claims.
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(a)    First Release. As a material inducement to the Company entering into this Agreement and providing Employee with the opportunity to remain employed through the Retirement Date under the terms set forth herein, Employee shall execute and deliver to the Company, and shall not revoke, the Release of Claims attached as Exhibit A (the “First Release”) within twenty-one (21) days of his receipt of this Agreement. Employee acknowledges and agrees that the Company’s agreement to continue his employment in the Advisor role through the Retirement Date, and to provide the compensation, benefits, and continued eligibility for equity award vesting described in this Agreement, constitute good and valuable consideration for the First Release. Employee further acknowledges and agrees that, except as expressly provided herein, any equity awards shall continue to vest solely in accordance with the terms of the applicable equity plan and award agreements during the Transition Period. Nothing in this Agreement shall be construed to modify the vesting schedule or other provisions of any equity award except as expressly set forth in a written amendment approved in accordance with the terms of the applicable plan. The First Release shall extend only to claims arising or accruing on or before the date the First Release is effective and shall not apply to claims that arise after such date, including claims arising during the Transition Period.
(b)    Effective Date. This Agreement shall become effective on the eighth (8th) day following Employee’s execution of the First Release, provided Employee has not revoked it in accordance with its terms (the “Effective Date”).
(c)    Supplemental Release. Upon completion of the Transition Period, the Employee shall execute the supplemental Release of Claims attached as Exhibit B (the “Supplemental Release”). The Supplemental Release shall release all claims arising after the effective date of the First Release through and including the Retirement Date, excluding any claims that cannot lawfully be waived, any rights arising under this Agreement, and any rights under the applicable equity plans and award agreements. Employee shall have twenty-one (21) days following receipt of the Supplemental Release to consider its terms and seven (7) days following execution to revoke it. Employee shall execute and return the Supplemental Release to the Company no later than twenty-one (21) days following the Retirement Date.
5.    Continuing Obligations. Employee will continue to comply with all existing obligations concerning confidential information, trade secrets, intellectual property, and non-solicitation, which are expressly set forth in Sections 5, 6, and 7 of the Employment Agreement. Nothing in this Agreement prohibits or restricts Employee from reporting possible violations of law to a governmental agency; making disclosures protected by whistleblower laws; discussing wages, hours, or working conditions to the extent protected by law; responding truthfully to legal process; or communicating with personal legal counsel. Employee is notified under 18 U.S.C. § 1833(b) that he will not be held criminally or civilly liable under federal or state trade-secret law for a confidential disclosure of a trade secret made to a government official or attorney solely to report or investigate a suspected violation of law, or in a filing made under seal.
6.    No Unauthorized Communication; No Authority to Speak on Behalf of the Company. During the Transition Period until Employee’s Retirement Date, Employee shall not, unless expressly requested or authorized in writing by the Interim Chief Executive Officer or his successor, communicate with any member of the Company’s Executive Leadership Team or any employee of the Company regarding Company business, respond to or initiate communications with investors, analysts, shareholders, customers, or representatives of the investment community regarding Company matters, or communicate with the media concerning the Company, its business, operations, financial performance, management, employees, directors, or prospects. This Section applies to communications that are written, oral, electronic, direct, indirect, formal, informal, solicited, unsolicited, public, or private, and regardless of whether the communication results in actual harm to the Company. Employee acknowledges that he is no longer authorized to speak on behalf of, represent, or act as a spokesperson for the Company in any capacity. Employee shall promptly refer any inquiries from the media, investors, analysts, shareholders, customers, or other members of the investment community concerning the Company to the Interim Chief Executive Officer or his successor. Employee shall not respond to any such inquiries. Notwithstanding the foregoing, Employee may engage in personal communications with Company employees, so long as such communications do not relate to Company business. Employee also may communicate with, and respond
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to requests or inquiries from, the Board or any member of the Board without further authorization from the Interim Chief Executive Officer or his successor.
6(A).    Mutual Non-Disparagement. The Parties agree that they will not make or cause to be made any defamatory or disparaging statements that are intended to damage the personal or professional reputation of the other Party or its affiliates. Notwithstanding the foregoing, the Company shall not be responsible for any defamatory or disparaging remarks made about Employee by: (i) former employees, officers, directors, or board members of the Company or its affiliates; or (ii) current employees who are not officers, directors, or board members of the Company or its affiliates. Section 6A takes effect on the Effective Date and shall continue indefinitely thereafter.
Nothing in Section 6 or 6(A) is intended to, nor shall it be interpreted or applied to, prohibit, restrict, or interfere with Employee’s rights under Section 7 of the National Labor Relations Act or any other rights that cannot lawfully be restricted, including Employee’s right to communicate with, cooperate with, provide information to, or participate in investigations or proceedings authorized by law or conducted by any governmental agency or regulatory authority.
7.    Return of Property and Records. On or before the Retirement Date, Employee will return all Company property, information, records, devices, access credentials, payment instruments, and materials in his possession or control, including copies in any form, provided that Employee may retain, and the Company will transfer to Employee ownership of, the cell phone currently issued to him by the Company.. Employee will reasonably cooperate with the Company in transferring Company information from any personal device or account and permanently deleting Company information after any required transfer or preservation.
8.    Termination of Agreement.
(a)    Termination. This Agreement and the employment of Employee by the Company and any Subsidiary may be terminated as follows:
(i)Automatically upon Employee’s death;
(ii)By the Company for Cause. For purposes of this Agreement, “Cause” shall mean with respect to Employee, one or more of the following: (A) a willful or grossly negligent violation of any law which causes material injury to the business of the Company (or any Subsidiary); (B) conduct causing the Company or any of its Subsidiaries significant public disgrace or disrepute; (C) any act or omission aiding or abetting a competitor, supplier, or customer of the Company or any of its Subsidiaries to the material disadvantage or detriment of the Company and its Subsidiaries; (D) the commission of fraud, dishonesty, misappropriation, or embezzlement, or Employee’s conviction of, guilty plea to, or plea of nolo contendere to, any felony involving fraud, dishonesty, breach of trust, or misappropriation of Company property; and (E) Employee’s breach of any provision of this Agreement, including but not limited to Section 6 of this Agreement, if such breach is willful and material and, following written notice from the Company, Employee fails to cure such breach, to the extent curable, within fifteen (15) days after receipt of such notice..
(iii)By the Company Without Cause; or
(b)    Consequences of Termination. The Company’s obligations upon termination of Employee’s employment and this Agreement is as follows:
(i)    Upon Employee’s Death. If Employee’s employment is terminated pursuant to Section 8(a)(i), Employee shall be entitled to receive: (A) any accrued but unpaid Base Salary through Employee’s last day of employment; and (B) the treatment of Employee’s outstanding equity awards consistent with the terms of the applicable equity plan and award agreements.
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(ii)By the Company for Cause. If Employee’s employment is terminated pursuant to Section 8(a)(ii), Employee shall be entitled to receive any accrued but unpaid Base Salary through Employee’s last day of employment.
(iii)By the Company Without Cause. If the Company terminates this Agreement pursuant to Section 8(a)(iii) prior to the Retirement Date, Employee shall receive all compensation, benefits, and equity vesting as if he had served through the Retirement Date.
9.    Remedies; Injunctive Relief. In the event of the breach or a threatened breach by Employee of Sections 5 and 6 of this Agreement, the Company (and its Subsidiaries) would suffer irreparable harm, and in addition and supplementary to other rights and remedies available to it, the Company (and its Subsidiaries) shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions thereof (without posting a bond or other security). Nothing herein shall be construed as prohibiting the Company (and its Subsidiaries) from pursuing any other remedies available to them, at law or in equity, for any breach or threatened breach of Sections 5 and 6 of this Agreement by Employee.
10.    Change in Control. In the event a Change in Control occurs before the Retirement Date, Employee’s then-unvested equity awards shall be treated on the same basis as the unvested equity awards held by other Company executives employed as of the date of the Change in Control. For purposes of this Agreement, a “Change in Control” has the meaning set forth in Section 2.10 of the Company’s 2022 Omnibus Plan.
11.    Miscellaneous.
(a)Complete Agreement. This Agreement, and those documents expressly referred to herein, constitute the complete agreement and understanding between the parties and supersede and preempt any prior understandings, agreements, or representations by or among the Parties, written or oral, which may have related to the subject matter of this Agreement; provided, however, that nothing in this Agreement shall be construed to limit, supersede, or extinguish any continuing obligations of Employee that, by their terms, survive termination of employment or remain in effect pursuant to this Agreement, any prior agreement, or applicable law.
(b)Notices. For any notice required by this Agreement to be sent to Employee, such notice shall be either personally delivered or sent by reputable overnight courier service to Employee’s address on file. For any notice required by this Agreement to be provided to the Company, such notice shall be either personally delivered or sent by reputable overnight courier service, to the attention of the General Counsel, at the following address: 2055 Sugarloaf Circle, Suite 300, Duluth, GA 30097.
(c)No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.
(d)Section 409A Compliance. This Agreement is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other guidance issued thereunder (“Section 409A”), and shall be interpreted and administered accordingly. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A. Any reimbursement or in-kind benefit provided under this Agreement shall be made in accordance with Section 409A, including, to the extent applicable, the requirements that (i) the amount available in any calendar year shall not affect the amount available in any other calendar year, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) reimbursement shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred. To the extent any payment under this Agreement is subject to Section 409A and is payable upon Employee's termination of employment, such payment shall be made only upon Employee’s “separation from service” within the meaning of Section 409A. If Employee is a “specified employee” for purposes of Section 409A on the
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date of separation from service, any payment subject to the six-month delay rule of Section 409A shall be delayed and paid in accordance with Section 409A.
(e)Clawback Policy. Notwithstanding anything in this Agreement to the contrary, any Discretionary Bonus, equity award, or other compensation payable under this Agreement that is subject to the Company’s policy entitled “Recoupment of Incentive Compensation Upon Restatement or Misstatement of Financial Results, or as Required by Law” (as amended from time to time) shall remain subject to such policy. Employee acknowledges receipt of a copy of such policy and agrees to comply with its terms.
(f)Attorneys’ Fees and Costs. The Parties agree that in any proceeding to enforce the terms of this Agreement, the nonprevailing Party shall pay the prevailing Party’s reasonable attorneys’ fees and costs incurred in connection with resolution of the dispute in addition to any other relief granted,.
(g)Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile or DocuSign), each of which is deemed to be an original and all of which taken together constitute the same document.
(h)Successors and Assigns. As permitted by law and applicable equity plan documents, this Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including, without limitation, any person acquiring, directly or indirectly, all or substantially all of the business or assets or interests of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for purposes of this Agreement). This Agreement will inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, and heirs, but it will not otherwise be assignable, transferable, or delegable by Employee.
(i)Choice of Law. All issues and questions concerning the construction, enforcement, and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Georgia, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than the State of Georgia.
(j)Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Employee, and no course of conduct or course of dealing or failure or delay by any party in enforcing or exercising any of the provisions of this Agreement shall affect the validity, binding effect, or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.
(k)Employee’s Cooperation. Following the Retirement Date, Employee agrees to cooperate with the Company in the defense of any claims, demands, allegations, or other assertion of legal rights made against the Company or any other Released Party by a third party and relating to events of which Employee has or may have knowledge during his employment with the Company. Employee agrees to make himself reasonably available at mutually convenient times and places in person and by phone and e-mail to consult with the Company and others designated by it about matters about which he has knowledge arising from his employment with the Company and otherwise as the Company determines is reasonably appropriate. The Company will reimburse Employee for all reasonable out-of-pocket expenses authorized by the Company before being incurred in connection with the cooperation described herein..
(l)    Arbitration. Any controversy, claim, cause of action, in law or equity, or dispute involving the parties (or their affiliated persons or entities) directly or indirectly concerning this Agreement, Employee’s employment by the Company or cessation thereof, and/or the subject matter thereof, including its enforcement, performance, breach, or interpretation, shall be resolved solely and exclusively by final and binding arbitration by one (1) arbitrator in accordance with the JAMS Employment Arbitration Rules and Procedures. The arbitrator shall apply Georgia law in resolving all controversies, claims, and disputes arising under this Agreement, except to the extent preempted by applicable federal
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law, and shall have the authority to award any remedy or relief that would be available in a court of competent jurisdiction. The arbitrator’s decision and award shall be final, conclusive, and binding upon the parties, and judgment upon the award may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, claims for workers’ compensation benefits, unemployment compensation benefits, or any other claims that are not subject to mandatory arbitration as a matter of applicable law shall not be subject to arbitration under this Agreement. Notwithstanding the foregoing, the Company shall be entitled to seek injunctive relief and other equitable remedies, as set forth in Section 9 herein, in any court of competent jurisdiction, to enforce this Agreement.
This Agreement is signed below and will become effective on the Effective Date defined in Section 4(b).
                    Employee

November 4, 2026                /s/ Michael C. Dennison
Date                                                                Michael C. Dennison

                                                                        Fox Factory Holding Corp.
November 4, 2026_______            By: /s/ Janet Wong
Date                                                                Janet Wong
                                                                         Its: Chief Human Resources Officer
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